SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant [X]

Filed by a party other than the Registrant [  ]

Check the appropriate box:

[  ]         Preliminary Proxy Statement
[  ]         Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]         Definitive Proxy Statement
[X]         Definitive Additional Materials
[  ]         Soliciting Material Pursuant to Section 240.14a-12

Old Mutual Funds I
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(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies: ______.

3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______.

4.	Proposed maximum aggregate value of transaction: _______.

Total fee paid: _______.

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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6.	Form, Schedule or Registration Statement No.: Total fee paid: _________.

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8.	Date Filed: February 22, 2012

Old Mutual Funds

YOUR IMMEDIATE ACTION IS NEEDED
REGARDING YOUR INVESTMENT

Dear Old Mutual Funds Shareholder,

You are receiving this letter because you are a shareholder in one or more of the following mutual funds:

•	Old Mutual Asset Allocation Moderate Growth Portfolio
•	Old Mutual Asset Allocation Growth Portfolio
•	Old Mutual Analytic Fund

We recently contacted you regarding a Special Meeting of Shareholders (the “Meeting”) to approve an agreement and plan of reorganization for the mutual funds listed above.  Due to a lack of sufficient shareholder votes, the Meeting has been adjourned to March 9, 2012 at 11:00 a.m. Mountain time.

WE STILL HAVE NOT RECEIVED YOUR VOTE

The Board of Trustees of the Old Mutual Funds unanimously recommended that shareholders vote in favor of the agreement and plan of reorganization proposal.  Your vote is needed to approve the agreement and plan of reorganization.  If we do not have a sufficient number of votes to hold the Meeting, the Board of Trustees will consider other possible courses of action for the Fund.

WE URGE YOU TO VOTE TODAY WITHOUT FURTHER DELAY

To vote your shares, please call 1-877-348-4358.  Representatives are available Monday through Friday 9:30 a.m. to 9:00 p.m. (EST), and Saturday from 10:00 a.m. to 6:00 p.m. (EST).  You may also vote by automated telephone, or internet, as detailed on the enclosed proxy card.

On behalf of the Old Mutual Funds, please accept my thanks for your participation in this very important matter.

Sincerely,

Julian F. Sluyters
President
Old Mutual Funds

R-12-013